Exhibit 99.1

For Immediate Release:

              ODD JOB STORES, INC. ANNOUNCES DELISTING FROM NASDAQ

           South Plainfield, NJ - (Business Wire) - August 11, 2003. Odd Job Stores, Inc. (NASDAQ ODDJ) (the "COMPANY") today announced that on August 4, 2003 it received a letter from The Nasdaq Stock Market notifying the Company that it will be delisted from The Nasdaq Stock Market at the opening of business on August 13, 2003. The Nasdaq Stock Market is delisting the Company because it is not in compliance with Marketplace Rule 4450(a)(4) which requires a company listed on The Nasdaq Stock Market to have a minimum of 400 round lot shareholders and Marketplace Rule 4310(c) which requires that a Nasdaq SmallCap Market company maintain at least 300 round lot holders for continued listing. As of July 31, 2003, the Company had only 220 round lot holders. In addition, Nasdaq is concerned that the Company's common stock will not meet the minimum market value of publicly held shares of $5 million for continued listing pursuant to Marketplace Rule 4450(a)(2).

           The Company will not be appealing Nasdaq's determination to a Listing Qualifications Panel. The Company's securities will be eligible for quotation on the OTC Bulletin Board, effective with the open of business on August 13, 2003. The OTC Bulletin Board symbol assigned to the Company is ODDJ. No application is required to be filed by the Company for inclusion on the OTC Bulletin Board, provided a market maker enters a quote on the first day of eligibility. There can be no assurance that there will be a market maker for the Company's securities or that an active market will develop.

           ABOUT THE COMPANY. The Company is a major regional closeout retail business. It currently operates a chain of 74 closeout retail stores in New York, New Jersey, Pennsylvania, Connecticut, Delaware, Ohio, Michigan and Kentucky.

           SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein. Such statements include without limitation the Company's ability to have, and continue to have, its stock quoted on the OTC Bulletin Board following its delisting from Nasdaq.

CONTACT:   Odd Job Stores, Inc.
           Jeffrey Parker
           (908) 222-1000 x112